Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147456

Up to 2,000,000 Shares of Common Stock

GRAND RIVER COMMERCE, INC.

SECOND SUPPLEMENT DATED DECEMBER 31, 2008
TO PROSPECTUS DATED MAY 9, 2008

The expiration date of the offering has been extended to April 30, 2009.  We currently anticipate opening Grand River Bank for business in the second quarter of 2009.